Exhibit 21.1

Entity	Chief Executive Offices or Principal Places of Business	Jurisdiction of Organization	FEIN	Company Organizational Numbers

Digital Turbine, Inc.	111 Nueces Street Austin, TX 78701 - USA	USA		22-2267658

Digital Turbine USA, Inc.	111 Nueces Street Austin, TX 78701 - USA	USA		45-3982329

Digital Turbine (EMEA) Ltd.	3 Hasadnaot St. Herzliya Pituach – 46140, Israel	Israel		514802875

Digital Turbine Germany GmbH	Westendstr. 28 60325 Frankfurt am Main, Germany	Germany		HRB 100847

Digital Turbine Luxembourg S.a.r.l.	121 Avenue De La Faiencerie L-1511 Luxembourg	Luxembourg		Section B, 173 016

Digital Turbine Media, Inc.	406 Blackwell Street Suite 500 Durham, NC 27701 - USA	USA		26-2346340

PocketGear Deutschland GmbH	SchleiBheimer Str. 439,80935 Munchen, Germany	Germany		DE165412455

Digital Turbine Group Pty Ltd	111 Nueces Street Austin, TX 78701 - USA	USA		ACN 163 117 253

Digital Turbine Holdings Pty Ltd	111 Nueces Street Austin, TX 78701 - USA	USA		TAX 847599909

Digital Turbine Asia Pacific Pty Ltd	111 Nueces Street Austin, TX 78701 - USA	USA		TAX 791741061

Digital Turbine Technology (IP) Pty Ltd	111 Nueces Street Austin, TX 78701 - USA	USA		TAX 949745512

Digital Turbine IP Pty Ltd	111 Nueces Street Austin, TX 78701 - USA	USA		TAX 949301761

Digital Turbine Singapore Pte Ltd	128 Tanjong Pagar Road, Singapore 088535	Singapore		201407526R